Exhibit 99.8

November 15, 2019

Ucommune Group Holdings Limited (the “Company”)

Floor 8, Tower D, No. 2 Guang Hua Road, Chaoyang District

Beijing 100025, People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of the Company and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Mei Han
Name: Mei Han